EXHIBIT 12.3


DELUXE CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                    Nine Months
                                       Ended                                     Years Ended December 31,
                                       -----                                     ------------------------

                                 September 30, 1998         1997         1996         1995         1994         1993         1992
                                  (As restated)(1)          ----         ----         ----         ----         ----         ----
                                  ----------------
Earnings
--------

Income from Continuing Operations
  before Income Taxes                 $ 146,560          $ 115,150    $ 118,765    $ 169,319    $ 246,706    $ 235,913    $ 324,783

Interest expense
(excluding capitalized interest)          6,293              8,822       10,649       13,099        9,733       10,070       15,371

Portion of rent expense under
long-term operating leases
representative of an interest factor     10,803             13,621       13,467       14,761       13,554       13,259       12,923

Amortization of debt expense                 91                122          121           84           84           84           84
                                      ---------          ---------    ---------    ---------    ---------    ---------    ---------

TOTAL EARNINGS                        $ 163,747          $ 137,715    $ 143,002    $ 197,262    $ 270,077    $ 259,326    $ 353,161


Fixed charges
-------------

Interest Expense
(including capitalized interest)          7,378          $   9,742    $  11,978    $  14,714    $  10,492    $  10,555    $  15,824

Portion of rent expense under
long-term operating leases
representative of an interest factor     10,803             13,621       13,467       14,761       13,554       13,259       12,923

Amortization of debt expense                 91                122          121           84           84           84           84
                                      ---------          ---------    ---------    ---------    ---------    ---------    ---------

TOTAL FIXED CHARGES                   $  18,272          $  23,485    $  25,566    $  29,559    $  24,130    $  23,898    $  28,831



RATIO OF EARNINGS
TO FIXED CHARGES:                           9.0                5.9          5.6          6.7         11.2         10.9         12.2


(1) Subsequent to the issuance of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, and after discussions with the Securities and Exchange Commission, which concluded in September 1999, the Company revised its accounting treatment for future losses on long-term contracts and relationships and its calculation of impairment charges on long-lived assets related to the Company's Deluxe Government Services segment. As a result, the Company has restated its financial information for the third quarter of 1998. See Note 2 in the Notes to Consolidated Financial Statements contained in the Company's Amendment No. 1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.